UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 11, 2006 (April 6, 2006)

Newcastle Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-31458	81-0559116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor, New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 798-6100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 6, 2006, Newcastle Investment Corp. (the "Company") closed on the securitization of the $1.5 billion residential mortgage loan portfolio it acquired on March 1, 2006. The Company, through Newcastle Mortgage Securities Trust 2006-1 (the "Trust"), issued $1.45 billion of investment grade debt (the "Notes") to finance the portfolio. The Company will initially retain $38.0 million of the low investment grade notes as well as the equity of the Trust. Following this financing, the Company will have approximately $70.0 million of capital invested in the portfolio. The proceeds from this securitization were used to repay short-term financing provided by an investment bank. Approximately 81% of the Notes were rated AAA. The Notes have a stated maturity of March 25, 2036. The Company, as the holder of the equity of the Trust, has the option to redeem the Notes once the aggregate principal balance of the mortgage loans is equal to or less than 20% of the aggregate principal balance of the mortgage loans as of March 1, 2006.

The transaction between the Company and the Trust qualifies as a sale for accounting purposes. However, 20% of the loans which are subject to future repurchase by the Company are not treated as being sold. As a result, approximately 80% of the Notes will be accounted for as an off-balance sheet financing.

The $1.5 billion residential mortgage loan portfolio is comprised of loans to subprime borrowers who own residential homes located throughout the U.S. Approximately 92% of the mortgage loans are secured by first liens and substantially all of the properties underlying the mortgage loans are owner occupied. The borrowers have a weighted average FICO score of 612. The mortgage loans have a weighted average gross coupon of 7.6% and an average loan to value ratio of 81.0%. Substantially all of the loans are current. The loans will be serviced by Centex Home Equity Company, LLC.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits
	99.1	Press Release, dated April 7, 2006, issued by Newcastle Investment Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.

(Registrant)

Dated: April 11, 2006

By: /s/ Debra A. Hess

Name:	Debra A. Hess
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 7, 2006, issued by Newcastle Investment Corp.